PROSPECTUS SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED OCTOBER 26, 2001 TO PROSPECTUS DATED MARCH 15,
2001)

                                  $290,049,600
                                  (APPROXIMATE)

                          BEAR STEARNS ARM TRUST 2001-7
                                     Issuer
                WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION
                                 Master Servicer
                   STRUCTURED ASSET MORTGAGE INVESTMENTS INC.
                                     Seller

    BEAR STEARNS ARM TRUST, MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-7


The last full paragraph on page S-37 shall be replaced with the following:

          In addition, if the current weighted average Subordinate Percentage for the Certificates is equal to or greater than two times the initial weighted average Subordinate Percentage for the Certificates, and (a) the aggregate Scheduled Principal Balance of the Mortgage Loans delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and such Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the sum of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50% and (b)(i) prior to November 25, 2004, cumulative Realized Losses on the Mortgage Loans do not exceed 20% of the Original Subordinate Principal Balance and (ii) on or after November 25, 2004, cumulative Realized Losses on the Mortgage Loans do not exceed 30% of the Original Subordinate Principal Balance, then, in each case, the Group 1, Group 2, Group 3 and Group 4 Senior Prepayment Percentages for such Distribution Date will equal the Group 1, Group 2, Group 3 and Group 4 Senior Percentage, respectively; provided, however, if the current weighted average Subordinate Percentage for the Certificates is equal to or greater than two times the initial weighted average Subordinate Percentage for the Certificates prior to November 25, 2004 and the above delinquency and loss tests are met, then the Group 1, Group 2, Group 3 and Group 4 Senior Prepayment Percentages for such Distribution Date will equal the Group 1, Group 2, Group 3 and Group 4 Senior Percentage, respectively, plus 50% of the related Subordinate Percentage (such test, the "Two-Times Test").

UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT, ALL DEALERS EFFECTING TRANSACTIONS IN THE CERTIFICATES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             BEAR STEARNS & CO. INC.

           The date of this prospectus supplement is November 1, 2001